Exhibit 25(2)(k)(1)

           ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

      THIS AGREEMENT is made as of ________, 2005 by and among MULTI-STRATEGY HEDGE ADVANTAGE, a Delaware statutory trust (the "Investment Fund"), and PFPC INC., a Massachusetts corporation ("PFPC").

                              W I T N E S S E T H :

      WHEREAS,   the   Investment   Fund   is   registered   as  a   closed-end,
non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS,   the   Investment   Fund   wishes  to  retain  PFPC  to  provide
administration, accounting and investor services as provided for herein, and PFPC wishes to furnish such services.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Definitions. As Used in this Agreement:

      (a)   "1933 Act" means the Securities Act of 1933, as amended.

      (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

      (c)   "1940 Act" means the Investment Company Act of 1940, as amended.

      (d) "Authorized Person" means any officer of the Investment Fund or its investment adviser, Merrill Lynch Investment Managers, LLC, and any other person duly authorized by the Investment Fund or the Adviser to give Oral Instructions and/or Written Instructions with respect to the Investment Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

      (e)   "Board"  means the Board of Trustees  of the  Investment  Fund.

      (f)   "CEA" means the Commodities Exchange Act, as amended.

      (g) "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended.

      (h) "Shareholder" shall have the same meanings as set forth in the Investment Fund's Declaration of Trust (the "Declaration of Trust").

      (i) "Merrill Lynch" means Merrill Lynch & Co., Inc. or any affiliate thereof.

      (j) "Organizational Documents" means, (a) in the case of the Adviser, the by-laws, operating agreement, or other documents constituting the Adviser; and (b) in the case of the Investment Fund, the Declaration of Trust, by-laws, and/or other documents constituting the Investment Fund.

      (k) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person. Instructions PFPC receives from an Authorized Person via electronic mail shall be considered as Oral Instructions.

      (l)   "SEC" means the Securities and Exchange Commission.

      (m)   "Securities  Laws" means the 1933 Act,  the 1934 Act,  the 1940 Act,
            the  Investment   Advisers  Act  and  the  CEA  and  the  rules  and
            regulations promulgated under such acts.

      (n) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.



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

2. Appointment. The Investment Fund hereby appoints PFPC to provide administration, accounting and investor services, in accordance with the terms set forth in this Agreement and in accordance with the procedures, policies and standards set forth in an operating memorandum to be agreed upon by PFPC, the Investment Fund and the Adviser, as such may be amended from time to time (the "Operating Memorandum"). PFPC accepts such appointment and agrees to furnish such services.

3. Compliance with Rules and Regulations. PFPC undertakes to comply with the applicable requirements of the Securities Laws, and in addition any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for compliance by the Adviser or the Investment Fund with such laws.

4.    Instructions.

      (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

      (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed in good faith by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents of the Investment Fund or of any vote, resolution or proceeding of the Investment Fund's Board of Trustees or Shareholders, as the case may be, unless and until PFPC receives Written Instructions to the contrary.



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

      (c) The Investment Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions provided that any action (or inaction) by PFPC based on such Oral Instructions was reasonable and performed (or omitted) prior to receiving confirming Written Instructions. Without prejudice to the foregoing, where PFPC is aware of a material discrepancy between Oral Instructions and confirming Written Instructions, PFPC shall promptly notify the Investment Fund and the Adviser of such discrepancy. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Investment Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions are reasonable and comply with the other provisions of this Agreement. For the avoidance of doubt, it is acknowledged and agreed that this Agreement may not be modified or amended by an Oral Instruction.

5.    Right to Receive Advice.

      (a) Advice of the Investment Fund or the Adviser. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice,



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

            including Oral Instructions or Written Instructions, from the Investment Fund or the Adviser acting in its capacity as investment adviser to the Investment Fund.

      (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may at its own cost request advice from counsel of its own choosing (who may be counsel for the Investment Fund, the Adviser, or PFPC, at the option of PFPC).

      (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Investment Fund, and the advice it receives from counsel, PFPC may, in good faith, rely upon and follow the advice of counsel, provided that reasonable prior written notice has been given to the Investment Fund. The Investment Fund shall, upon receipt of such notice, promptly and timely notify PFPC in writing of its agreement or disagreement to any actions or any omissions to act PFPC proposes to take pursuant to counsel's advice. In the event that the
            Investment Fund has timely notified PFPC in writing of its disagreement, PFPC and the Investment Fund shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of the Investment Fund's objection. In the event where, after such consultations, PFPC and the Investment Fund are unable to agree on the actions or omissions in question, PFPC shall consult independent counsel reasonably acceptable to the Investment Fund, and may follow and rely upon the advice of such independent counsel.

      (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written



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

            Instructions  it receives from the  Investment  Fund or from counsel
            (if taken in accordance with the provisions of the paragraph (c) hereof) and which PFPC reasonably believes to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC to seek such Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this section shall relieve PFPC of any liability arising out of its willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties hereunder.

6.    Records; Visits.

      (a) The books and records pertaining to the Investment Fund which are in the possession or under the control of PFPC shall, as between PFPC and the Investment Fund, be the property of the Investment Fund and shall be returned to the Investment Fund upon request. Notwithstanding the foregoing, PFPC shall retain copies of such books and records as required to comply with applicable Securities Laws. Such books and records shall be prepared and maintained as required by the Securities Laws and any other applicable laws, rules and regulations. The Investment Fund, its counsel, auditors, and such employees of the Adviser or other units of Merrill Lynch as the Investment Fund indicates in writing to PFPC are authorized by the Investment Fund, shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Investment Fund, copies of any such books and records


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

            shall be provided by PFPC to the Investment Fund or to an Authorized Person, at the Investment Fund's or a third party's expense. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method provided, that such maintenance and storage are effected in a manner compliant with the applicable Securities Laws.

      (b)   PFPC shall keep the following records:

            (i) all books and records with respect to the Investment Fund's books of account; and

            (ii) records of the Investment Fund's securities or other transactions. PFPC may, subject to the provisions of the applicable Securities Laws, house these records in a third party storage facility provided that PFPC shall in all respects remain responsible for the safe-keeping of such records. PFPC shall use commercially reasonable efforts to assure that adequate back-up is made of all data stored on electronic media and that any third party storage facility maintains adequate security as provided in the first sentence of paragraph (c) hereof.

      (c) PFPC will maintain and enforce safety and physical security procedures: (a) that are at least equal to industry standards for such types of locations; and (b) which provide commercially reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration and unauthorized disclosure of or access to information and all other data owned by the Adviser or the Investment Fund and accessible by PFPC under this Agreement (the "Information"). Without limiting the generality of the foregoing, PFPC will take commercially reasonable measures to secure and defend its location and equipment against "hackers" and others who may seek, without authorization, to



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            modify or access any  Information  contained on an internet  website maintained by PFPC ("Website") or any other electronic storage system without the consent of the Adviser and to correct the Website or any other electronic storage system to its original form in the event that it is modified without the consent of the Adviser. PFPC will periodically test the Website and related hosting environment, and cooperate with the Adviser in its or its agents' testing thereof, for potential areas where security could be breached. PFPC will report to the Adviser immediately any breaches of security or unauthorized access to the Website or any other electronic storage system that PFPC detects. PFPC will use its diligent efforts to remedy such breach of security or unauthorized access in a timely manner and notify the Adviser what the remedy was and provide detail of that remedy.

7.    Confidentiality; Privacy.

      (a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Adviser, the Investment Fund, or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is



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

            commercially valuable and secret in the sense that its confidentiality affords the Adviser, the Investment Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything specifically designated in writing as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already lawfully known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement prior (if practicable under the circumstances) to disclosing such information to the extent such notice is permitted); or (f) has been or is independently developed or obtained by the receiving party without reference to or use of the disclosing party's information.

      (b) Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Act"), disclosed by a party hereunder is for the specific purpose of



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            permitting the other party to perform the services set forth in this
            Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement, and as consistent with such other party's privacy notice to its customers, or as otherwise permitted by Regulation S-P or the Act.

8. Cooperation with Independent Registered Public Accountants. PFPC shall cooperate with the Investment Fund's independent registered public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Investment Fund. Upon reasonable notice to PFPC, the Investment Fund's independent registered public accountants (or such other accounting firms as the Investment Fund may select) may audit the internal accounting controls and procedures employed by PFPC in the performance of the services required hereunder. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Investment Fund, and shall make any other requested information available to such accountants as reasonably requested by the Investment Fund or the Adviser.

9. PFPC System. PFPC shall retain title to and ownership of any and all databases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by



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      PFPC in connection  with the services  provided by PFPC to the  Investment
      Fund to the extent PFPC had lawful title to such items prior to the date of this Agreement or subsequently attains such title.

10.   Disaster Recovery.

      (a) PFPC shall maintain in a separate and safe place additional copies of all records required to be maintained pursuant to this Agreement or additional tapes, disks or other sources of information necessary to reproduce all such records.

      (b) PFPC shall maintain a disaster recovery back-up facility available for its use in providing the services required hereunder in the event PFPC is not able to process the necessary work at its principal facility. PFPC shall, from time to time, upon request from the Investment Fund provide written evidence and details of its arrangement with respect to such back-up facility. PFPC further agrees to provide the Investment Fund from time to time on reasonable request with a copy of its disaster recovery and contingency plans and to make its staff available to discuss such plans on reasonable request. Nothing in this section shall relieve PFPC of any liability that it might otherwise have under this Agreement that arise out of its willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties hereunder.

      (c) PFPC shall employ a commercially reasonable virus detection software program to test the on-site hardware and software applications utilized by PFPC to deliver the services required hereunder to determine that such hardware and software does not contain any computer code designed to disrupt, disable, harm, or otherwise impede operation.



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      (d)   Upon request of the Investment Fund, PFPC shall from time to time as appropriate, furnish to the Investment Fund or the Adviser a letter generally describing the insurance coverage maintained by PFPC, any material changes in such coverage which may have occurred from the date of the last such request and any claim relating to the Investment Fund which PFPC may have made under such insurance.

11. Compensation. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Investment Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Investment Fund and PFPC.

12.   Indemnification.

      (a) The Investment Fund agrees to indemnify and hold harmless PFPC and its affiliates from all charges, reasonable expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, "Losses") arising from any action or omission to act which PFPC or its affiliates takes in connection with the provision of services hereunder to the Investment Fund, except that neither PFPC, nor any of its affiliates, shall be indemnified against any Losses to the extent caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

      (b) PFPC agrees to indemnify and hold harmless the Investment Fund from all Losses arising from any action or omission which PFPC or its affiliates take in connection with the provision of services hereunder to the Investment Fund, to the



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            extent caused by an action or omission that is negligent, is made in bad faith, or constitutes willful misfeasance or reckless disregard of PFPC's duties under this Agreement.

      (c) If any party hereto (the "Indemnified Party") shall seek indemnification from any other party (the "Indemnifying Party") in respect of a claim or liability asserted by a third party, the Indemnified Party shall give written notice thereof to the Indemnifying Party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the Indemnifying Party from such liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the basis for the claim for indemnification and any claim or liability being asserted by the third party. Within 15 days after receiving such notice the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against the third party claim or liability at its own cost and expense. If the Indemnifying Party fails to give notice that it disputes an indemnification claim within 15 days after receipt of notice thereof (or fails to seek a reasonable extension of its time to reply), it shall be deemed to have accepted and agreed to the claim. The Indemnifying Party shall be entitled to direct the defense against the third party claim or liability with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense. The Indemnified Party shall at all times have the right to participate in the defense of a third party claim or liability at its own expense



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            directly or through counsel.  If no such notice of intent to dispute and defend a third party claim or liability is given by the Indemnifying Party, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to undertake the defense of such claim or liability (with counsel selected by the Indemnified Party), and to compromise or settle it, exercising reasonable business judgment. Except as otherwise provided in the immediately preceding sentence, neither the Indemnified Party nor the Indemnifying Party shall settle or confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to indemnify the Indemnified Party, except with prior written consent of both parties. The Indemnified Party shall at all times make available such information and assistance as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense, at the expense of the Indemnifying Party.

13.   Responsibility of PFPC.

      (a) PFPC shall be under no duty hereunder to take any action on behalf of the Adviser or the Investment Fund except as specifically set forth herein or as may be specifically agreed to by PFPC, the Adviser and the Investment Fund in the Operating Memorandum or a written amendment hereto. PFPC shall be obligated to exercise the degree of care and diligence expected of a professional administrator of an investment company registered under the 1940 Act in the performance of its duties hereunder and to act in good faith in performing services



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            provided for under this Agreement. PFPC shall be liable only for any damages, losses or reasonable expenses arising out of the failure of PFPC or any of its affiliates to perform their duties under this Agreement to the extent such damages arise out of PFPC's or any affiliate's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

      (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, including without limitation (subject to Section
            10), delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, provided that PFPC has acted in accordance with the standard set forth in Section 13(a) above; and
            (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

      (c) Notwithstanding anything in this Agreement (whether contained anywhere in Sections 14-16 or otherwise) to the contrary, the Investment Fund hereby acknowledges and agrees that (i) PFPC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PFPC's interpretation of tax positions or its reasonable interpretation of relevant circumstances (as determined by PFPC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) PFPC shall not be liable for losses or damages of any kind associated with



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            such  reliance   except  to  the  extent  such  loss  or  damage  is
            substantially  due  to  PFPC's  willful   misfeasance,   bad  faith,
            negligence or reckless disregard of its duties.

      (d) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, the Investment Fund hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is substantially due to PFPC's willful misfeasance, bad faith, negligence or reckless disregard of its duties; provided, however, that PFPC shall not be found to have been negligent for losses or damages associated with areas of responsibility that the judiciary, regulators (or other governmental officials) or members of the hedge fund industry determine would otherwise apply to PFPC (or similar service providers) and which, as of the date hereof, have yet to be identified by such parties as areas for which PFPC (or any similar service provider) is (or would be) responsible. PFPC may, however, be found negligent for its acts or omissions occurring after the date a responsibility has been identified.

      (e) Notwithstanding anything in this Agreement to the contrary, neither a party hereto nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by them.

      (f) Each party shall have a duty to mitigate damages for which the other party may become responsible.

14. Description of Accounting Services on a Continuous Basis. PFPC will perform the following accounting services in accordance with applicable generally accepted accounting principles and such time frames as shall be mutually agreed with respect to the Investment Fund:

            (i)    Journalize   investment,   capital  and  income  and  expense
                   activities;

            (ii)   Maintain individual ledgers for investment securities;

            (iii) Record and reconcile corporate action activity and all other capital changes;

            (iv)   Reconcile  cash and  investment  balances with the Investment
                   Fund's  custodian(s),   and  provide  the  Adviser  with  the
                   beginning cash balance available for investment purposes;

            (v)    Update the cash availability as required by the Adviser;

            (vi) Calculate contractual expenses, including, but not limited to management fees, as applicable, in accordance with the Investment Fund's Declaration of Trust or other controlling document;

            (vii) Post to and prepare the Statement of Assets and Liabilities, the Statement of Operations and Statement of Changes in Shareholders' Equity in U.S. dollar terms or, if mutually agreed in writing with respect to the Investment Fund, in terms of other currencies;

            (viii) Monitor  the  expense  accruals  and notify an officer of the
                   Investment Fund or the Adviser of any proposed adjustments;

            (ix)   Determine net income;

            (x) Determine applicable foreign exchange gains and losses on payables and receivables;

            (xi) Obtain underlying fund valuations from fund investments and, if unable to obtain valuations, notify the Adviser;

            (xii) Transmit or mail a copy of the portfolio valuation to the Adviser;

            (xiii) Arrange  for  the  computation  of the  net  asset  value  in accordance with the provisions of the Investment Fund's Declaration of Trust and prospectus;

            (xiv)  Prepare  an  annual  and,  if   requested,   a  quarterly  or
                   semi-annual financial statement, which will include the following items and notes thereto:

                        Schedule of Investments
                        Statement of Assets and Liabilities
                        Statement of Operations
                        Statement of Changes in Shareholder's Equity; and

            (xv) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

15.   Description of  Administration  Services on a Continuous  Basis. PFPC will
      perform  the  following   administration  services  with  respect  to  the
      Investment Fund:

            (i)   Prepare monthly security transaction listings;

            (ii) Supply various normal and customary partnership statistical data as requested on an ongoing basis;

            (iii) Prepare for execution and file the  Investment  Fund's Federal form 1065 and state tax returns;

            (iv) Prepare and file the Investment Fund's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

            (v) Coordinate printing of the Investment Fund's annual and semi-annual Shareholder reports; and

            (vi) Perform such additional administrative duties relating to the administration of the Investment Fund as may subsequently be agreed upon in writing between the Adviser, the Investment Fund and PFPC.

16. Description of Investor Services on a Continuous Basis. PFPC will perform the following functions with respect to the Investment Fund:

            (i) Maintain the register of the Shareholders and enter on such register all issues, transfers and repurchases of shares in the Investment Fund;

            (ii) Arrange for the calculation of the issue and repurchase prices of Shares in the Investment Fund in accordance with its Declaration of Trust or other controlling document;

            (iii) Prepare  promissory  notes  promptly  after  the  close of the tender period;

            (iv) Prepare tender offer notices and perform all work associated with tender offers;

            (v) Distribute dividends and other distributions in accordance with the Investment Fund's Declaration of Trust or other controlling document.

17. Duration and Termination. (a) This Agreement shall continue until terminated by the Investment Fund, the Adviser or PFPC. Except in the case of termination pursuant to paragraph (b) hereof, termination shall take effect upon no less than 120 days' written notice given by one party to the other. All expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Investment Fund or a third party on behalf of the Investment Fund, except that if this Agreement is terminated because of PFPC's material breach pursuant to paragraph (b)(i) below, PFPC shall bear its own expenses.

      (b) Either party will have the right to terminate this Agreement forthwith and without penalty on written notice to the other party at any time if:

            (i) any party commits a material breach of this agreement and fails to take appropriate steps to remedy such breach within 30 days of being notified of such breach; or

            (ii) the other party is declared bankrupt, enters into a composition with creditors, obtains a suspension of payment, is put under court controlled management or is the subject of a similar measure.

      (c) PFPC shall cooperate in all respects with any transfer of its functions hereunder to a successor service provider and in particular shall provide such successor service provider or the Investment Fund or Adviser, as the Investment Fund or Adviser shall direct, all records, whether in hard copy or electronic form, that PFPC has maintained pursuant to this Agreement. PFPC shall provide such post-termination assistance as the Investment Fund or the Adviser may reasonably request for a period of 180 days from the date of termination. PFPC shall be entitled to charge the Investment Fund or Adviser for such assistance at its standard time and materials rate.

18. Representations and Warranties. (a) Each party represents and warrants that:

            (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or establishment;

            (ii) it has full authority and power, and has obtained all necessary authorizations and consents, to engage in the activities contemplated by this Agreement;

            (iii) this  Agreement  is a legal,  valid  and  binding  obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution and delivery of this Agreement;

            (iv) no legal or administrative actions have been instituted or threatened which would impair its ability to perform its obligations under this Agreement;

            (v) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation or any law or regulation applicable to it.

      (b) In addition, the Investment Fund represents and warrants that the Adviser is duly authorized to act on behalf of the Investment Fund and provide Oral and Written Instructions on behalf of each such Investment Fund.

      (c) PFPC represents that it has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Securities Laws by PFPC. PFPC shall provide the Investment Fund, at such times as the Investment Fund shall reasonably request and at PFPC's expense, with a copy of the policies and procedures applicable to PFPC regarding the services provided hereunder.

19. Notices All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by telegram, cable, telex or facsimile sending device. If notice is sent by telegram, cable, telex or facsimile sending device, it shall be deemed to have been given upon confirmation of receipt. If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, attn:
      Rene Paradis, facsimile: (302) 791-1562; (b) if to the Adviser or the Investment Fund, at Merrill Lynch Investment Managers, LLC, 800 Scudders Mill Road, Plainsboro, New Jersey 08536, Attn: Chief Administrative Officer; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

20. Amendments This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or The PNC Financial Services Group, Inc., provided that PFPC gives the Investment Fund and the Adviser 30 days' prior written notice of such assignment or delegation.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.   Miscellaneous.

      (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents (including in the Operating Memorandum) their agreement, if any, with respect to delegated duties.

      (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Adviser and the Investment Fund agree not to make any modifications to the Investment Fund's registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without prior written notice to PFPC. If PFPC does not object to such modifications or changes in policies within five business days of receiving notice thereof, it shall be deemed to have agreed to such changes.

      (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (d) Information. The Investment Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Investment Fund.

      (e)   Governing Law. This Agreement  shall be deemed to be a contract made
            in  Delaware  and  governed  by  Delaware  law  without   regard  to
            principles of conflict of law.

      (f) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      (g) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (h) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Adviser, the Investment Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

      (i) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      (j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Investment Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            PFPC INC.

                                            By: ________________________________
                                                Name:
                                                Title:

                                            MULTI-STRATEGY HEDGE ADVANTAGE

                                            By: ________________________________
                                                Name:
                                                Title: